NR08-07

February 29, 2008

Cardero Closes Private Placement Financings

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, AMEX: CDY, Frankfurt: CR5) is pleased to announce that on February 29, 2008 the private placement financings, as announced on February 5, 2008 and as revised on February 25, 2008, were completed.

Brokered Private Placement

The Company placed 5,150,000 Units (the “Units”) through an agent (the “Agent”) to raise gross proceeds of $5,665,000.  The Units were priced at $1.10 and each Unit consisted of one common share and one-half of a transferable common share purchase warrant.  Each whole warrant (a “Warrant”) entitles the holder to subscribe for one additional common share at a price of $1.50 for a period of 24 months from February 29, 2008.

The Agent was paid a cash commission of 8% of the total proceeds raised in the brokered private placement, and was issued agent’s warrants (“Agent’s Warrants”) equal to 10% of the Units issued in the brokered private placement.  Each Agent’s Warrant is exercisable to acquire one common share for a period of 24 months from the closing at a price of $1.35.  In addition, the Agent received a corporate finance fee by the issuance of 50,000 Units.

Non-Brokered Private Placement

Concurrently, the Company placed 2,351,000 units (“NB Units”) in a non-brokered private placement to raise gross proceeds of $2,586,100.  The NB Units have the same terms as the Units.  The Company paid finder’s fees consisting of cash in the amount of 8% of the total proceeds raised in the non-brokered private placement, and finder’s warrants (“Finder’s Warrants”) equal to 10% of the Units issued in the non-brokered private placement.  Each Finder’s Warrant is exercisable to acquire one common share for a period of 24 months from February 29, 2008 at a price of $1.35.

All of the securities issued in the private placements will have a hold period in Canada until July 1, 2008.

The net proceeds of the private placements will be used to fund work programs on the Company’s Pampa El Toro Iron Sands and Pampa de Pongo Iron Projects in Peru, for exploration programs on its properties in Argentina and Mexico, and for ongoing generative work and general working capital purposes.

About Cardero Resource Corp.

Cardero’s focus through 2008 will be to realise the considerable value which it believes is locked in the Company’s significant iron ore assets, while continuing to progress its base and precious metal exploration projects in Argentina and Mexico.  The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the American Stock Exchange (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5).  For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27E of the United States Securities Exchange Act of 1934, as amended.  Such statements include, without limitation, statements regarding the Company’s business plans and the intended use of the proceeds thereof.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, potential and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the inability of the Company to obtain any necessary permits, consents or authorizations required for its activities, the inability of the Company to produce minerals from its properties successfully or profitably, the inability of the Company to continue its projected growth, the inability of the Company to raise the necessary capital to continue its operations or to be able to fully implement its planned business strategies, including those detailed above, and other risks identified in the Company’s most recent annual information form and Form 40-F annual report, which may be viewed at www.sedar.com and www.sec.gov, respectively.

All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States disclosure filings may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the foregoing securities.  None of the foregoing securities have been, nor will they be, registered under the United States Securities Act of 1933, as amended, or any state securities laws and such securities may not be offered or sold within the United States or to or for the account or benefit of U.S. persons unless registered under such Act  and any applicable state securities laws or an exemption from such registration is available.